EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:         Louise A. Walker                                             July 28, 2011
President & CEO
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
                        (707) 678-3041

First Northern Community Bancorp – Second Quarter Earnings Report
Operating Revenues are Strong

Dixon, California - First Northern Community Bancorp (the “Company,” ticker symbol FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced its consolidated financial results as of and for the three and six month periods ended June 30, 2011.  Louise Walker, President and Chief Executive Officer, stated, “The Company reported year-to-date net income as of June 30, 2011 of $1,561,000, up 63% compared to net income of $960,000 reported for the same fiscal period last year.  Net income available to common shareholders totaled $1,061,000 as of June 30, 2011 up 128% compared to net income available to common shareholders at June 30, 2010 totaling $465,000.  Diluted earnings per share for the six months ended June 30, 2011 was $0.12, up 140% from the diluted income per share of $0.05 reported for the same fiscal period a year ago.  Net income for the quarter ended June 30, 2011 was $795,000 compared to $599,000 for the same fiscal period last year.  Net income available to common shareholders for the quarter ended June 30, 2011 totaled $544,000 or $0.06 per diluted common share, compared to $350,000 or $0.04 per diluted common share for the same fiscal period last year.”

Consolidated total assets at June 30, 2011 were $747.0 million, an increase of $10.8 million, or 1.5% compared to the same period in 2010.  Consolidated total deposits of $650.4 million increased $9.5 million or 1.5% compared to June 30, 2010 figures.  During that same period, total net loans (including loans held-for-sale) decreased $21.8 million, or 4.8%, to $432.1 million.  Total risk-based capital was 16.9% far exceeding the ‘well-capitalized’ threshold of 10%.

Commenting on the Company’s consolidated results for the three and six month periods ended June 30, 2011, Walker said, “First Northern Community Bancorp has posted its sixth consecutive positive earnings quarter and strongest six-month start since the beginning of the financial crisis.”  “Operating revenues are strong, yet our profits continue to be impacted by loan write-downs and loan loss provisions.  Loan demand remains depressed, but we are pleased that our concerted efforts to reduce non-interest expense and improve non-interest income are helping to offset the decline in interest income.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. First Northern has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville (2), Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has a full service Trust Department in Sacramento. First Northern Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment & Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis, Roseville and Folsom, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management. The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements

This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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